PREMIER OIL FIELD SERVICES, INC.
Proforma Consolidated Balance Sheet
December 31, 2013

	Premier	Perfect				Adjusted
	Oil Field	Metals	Combined	Pro Forma		Pro Forma
	Services, Inc.	USA	Totals	Adjustments	REF	Totals
ASSETS

CURRENT ASSETS

Cash	$17,088	$136,766	$153,854	$(17,088)	[3]	$136,766
Accounts receivable, net	-	23,858	23,858	-		23,858
Inventory	-	93,373	93,373	-		93,373
Other current assets	-	51,187	51,187	-		51,187

Total Current Assets	17,088	305,184	322,272	(17,088)		305,184

PROPERTY AND EQUIPMENT, net	55,598	464,696	520,294	(55,598)	[3]	464,696

TOTAL ASSETS	$72,686	$769,880	$842,566	$(72,686)		$769,880

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$41,358	$127,963	$169,321	$(41,358)	[3]	$127,963
Loans and notes payable-related parties	-	276,485	276,485	-		276,485
Related party payables	-	137,550	137,550	-		137,550
Current portion of notes payable	10,714	372,609	383,323	(10,714)	[3]	372,609

Total Current Liabilities	52,072	914,607	966,679	(52,072)		914,607

LONG TERM LIABILITIES
Notes payable	32,513	-	32,513	(32,513)	[3]	-

Long term liabilities	32,513	-	32,513	(32,513)		-

TOTAL LIABILITIES	84,585	914,607	999,192	(84,585)		914,607

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock	-	-	-	-		-
Common stock	7,346	20,000	27,346	9,000	[1]	10,096
				(20,000)	[2]	-
				(6,250)	[3]
Additional paid-in capital	277,862	5,671	283,533	(9,000)	[1]	15,575
				20,000	[2]
	-	-	-	18,149	[3]
				(297,107)	[4]
Retained earnings (deficit)	(297,107)	(170,398)	(467,505)	297,107	[4]	(170,398)
				-

Total Stockholders' Equity (Deficit)	(11,899)	(144,727)	(156,626)	11,899		(144,727)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$72,686	$769,880	$842,566	$(72,686)		$769,880

PRO FORMA ADJUSTMENTS

Common Stock		9,000	[1]	Record issuance of 9,000,000 for Perfect Metals
Additional Paid-in Capital	9,000		[1]	Record issuance of 9,000,000 for Perfect Metals
Common Stock	20,000		[2]	To eliminate common stock of Perfect Metals
Additional Paid-in Capital		20,000	[2]	To eliminate common stock of Perfect Metals
Common Stock	6,250		[3]	Record cancellation of 6,350,000 for spinout of Premier Oil Field
Cash		17,088	[3]	Record cancellation of 6,350,000 for spinout of Premier Oil Field
Property and Equipment		55,598	[3]	Record cancellation of 6,350,000 for spinout of Premier Oil Field
Accounts Payable and Accrued Expenses	41,358		[3]	Record cancellation of 6,350,000 for spinout of Premier Oil Field
Notes Payable	43,227		[3]	Record cancellation of 6,350,000 for spinout of Premier Oil Field
Additional Paid-in Capital		18,149	[3]	Record cancellation of 6,350,000 for spinout of Premier Oil Field
Additional Paid-in Capital	297,107		[4]	To eliminate retained earnings of Premier Oil Field
Retained Earnings		297,107	[4]	To eliminate retained earnings of Premier Oil Field

	416,942	416,942

PREMIER OIL FIELD SERVICES, INC.
Proforma Consolidated Statements of Operations
For the Year Ended December 31, 2013

						Pro-Forma
	Premier Oil	Perfect				Adjusted
	Field	Metals	Combined	Pro Forma		Combined
	Services, Inc.	USA	Totals	Adjustments	REF	Totals
REVENUES	$652,450	$3,304,660	$3,957,110	$-		$3,957,110
COST OF SALES	471,095	2,149,380	2,620,475	-		2,620,475

GROSS PROFIT	181,355	1,155,280	1,336,635	-		1,336,635

OPERATING EXPENSES

General and administrative	336,561	1,169,414	1,505,975	-		1,505,975
Depreciation and amortization expense	51,999	124,583	176,582	-		176,582

Total Costs and Expenses	388,560	1,293,997	1,682,557	-		1,682,557

OPERATING LOSS	(207,205)	(138,717)	(345,922)	-		(345,922)

OTHER INCOME (EXPENSE)

Gain on sale of assets	12,974	2,143	15,117	-		15,117
Other income	16	-	16	-		16
Other expense	(8,849)	(29,133)	(37,982)	-		(37,982)

Total Other Income (Expense)	4,141	(26,990)	(22,849)	-		(22,849)

LOSS BEFORE INCOME TAXES	(203,064)	(165,707)	(368,771)	-		(368,771)
PROVISION FOR INCOME TAXES	-	-	-	-		-

NET LOSS	$(203,064)	$(165,707)	$(368,771)	$-		$(368,771)